EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:

Judy Wawroski	Rosanne Palacios
Vice President	Vice President of Marketing
International Bancshares Corporation	International Bancshares Corporation
(956) 722-7611 (Laredo)	(956) 722-7611 (Laredo)

INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES

CASH DIVIDEND

LAREDO, TX,  February 25,  2008 - International Bancshares Corporation (“IBC”) today announced that the Board of Directors on February 20, 2008, approved the declaration of a 33 cents per share cash dividend for shareholders of record as of the close of business on March 31, 2008, payable on April 18, 2008.    “This cash dividend was made possible because of the strong performance of IBC for 2007”, said Dennis E. Nixon, Chairman and President of IBC.

It is the inclination of the Board to continue to declare semiannual cash dividends.  However, any declaration of future cash dividends will depend upon IBC’s financial position, acquisition opportunities, and general business conditions at the time.

IBC (NASDAQ:IBOC - News) is a $11.2 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 255 facilities and over 400 ATMs serving 100 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml or IBC’s website at http://www.ibc.com.